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As filed with the Securities and Exchange Commission on April 22, 2003

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ARCADIS N. V.
(Exact name of registrant as specified in its charter)

The Netherlands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)
Utrechtseweg 68 6812 AH Arnhem THE NETHERLANDS (Address of Principal Executive Offices)	Not Applicable (Zip Code)

ARCADIS G&M, INC. 2002 OFFICER STOCK PURCHASE PLAN
(Full title of the plan)

Steven J. Niparko, Esq.
ARCADIS G&M, Inc.
630 Plaza Drive, Suite 200
Highlands Ranch, Colorado 80129-2377
(Name and address of agent for service)

(720) 344-3500
(Telephone number; including area code, of agent for service)

Copies to:
 Johan Droogmans, Esq.
ALSTON & BIRD, LLP
1201 West Peachtree Street, N.W.
Atlanta, Georgia 30309-3424

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Shares of Common Stock EUR 0.05 nominal value each	300,000	$7.78	$2,334,000	$188.82

(1)
The Amount to be Registered is the maximum number of shares of Common Stock of Arcadis N.V., EUR 0.05 nominal value each, which may be issued under the Arcadis G&M, Inc. 2002 Officer Stock Purchase Plan (the "Plan").
(2)
The offering price per share of Common Stock of Arcadis N.V. which may be issued under the Plan is not known. Accordingly, the Proposed Maximum Offering Price per Share and the Proposed Maximum Aggregate Offering Price have been estimated solely for the purpose of computing the amount of the registration fee, pursuant to Rules 457(h)(i) and 457(c), based on the average of the high and low sales price of a share of Common Stock of Arcadis N. V. on the NASDAQ National Market on April 14, 2003.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by ARCADIS N.V. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

          (a)  the Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2001 filed with the Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act");

          (b)  all other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act prior to the filing of this Registration Statement on Form S-8; and

          (c)  the description of the class of the Registrant's securities contained in the Registrant's Registration Statement on Form 20-F filed with the Commission pursuant to Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        The Registrant's Articles of Association contain no provisions under which any member of its respective Boards or its officers is indemnified in any manner against any liability which he may incur in his capacity as such. However, Article 19, paragraph 2 under c. of the Articles of Association of the Registrant provides that in the annual general meeting of shareholders the proposals to discharge the members of the Executive Board from their management and to discharge the members of the Supervisory Board from their supervision will be put forward as a separate subject. Article 2:138 of the Netherlands Civil Code provides that members of the Executive Board are jointly and severally liable to the estate of a company limited by shares, such as the Registrant, which suffers an involuntary liquidation when management has manifestly performed its duties improperly and such is an important cause of the involuntary liquidation. Article 2:149 of the Netherlands Civil Code extends the application of Article 2:138 to members of the Supervisory Board. Under Netherlands law, a discharge as provided for in Article 19, paragraph 2 under c. of the Registrant's Articles of Association is not absolute and would not be effective as to third parties. Members of the Executive Board and/or the Supervisory Board may be held personally liable for improper or negligent acts which affect third parties. Although such acts may be taken on behalf of a company and exonerated internally by a discharge, the discharge does not affect the existence and exercise of rights of third parties against Board members.

        The Registrant has passed a resolution indemnifying the members of its Supervisory Board and Executive Board and its executive officers for liabilities arising out of actions based under the U.S. federal securities laws, and similar laws in other jurisdictions.

        The Registrant maintains third-party liability insurance in the amount of US$ 25 million for the members of the Executive Board and Supervisory Board of the Registrant and its majority-owned subsidiaries acting in their capacities as members of the respective Boards.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The exhibits listed on the Exhibit Index on page 7 of this Registration Statement on Form S-8 are filed herewith.

Item 9. Undertakings.

        The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to Registration Statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering,

          (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense, of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arnhem, The Netherlands, on March 31, 2003.

ARCADIS N.V.
(Registrant)
By:	/s/ Harrie L.J. Noy Harrie L. J. Noy, Chairman of the Executive Board

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Luck M. van Leeuwen Prof. dr. Luck M. van Leeuwen	Chairman Supervisory Board	3/31/2003
/s/ Ross A. Webber Ross A. Webber, PhD	Member Supervisory Board	3/31/2003
/s/ Carlos Espinosa de los Monteros Carlos Espinosa de los Monteros	Member Supervisory Board	3/31/2003
/s/ Jan Peelen drs. Jan Peelen	Member Supervisory Board	3/31/2003
/s/ André A. van der Louw André A. van der Louw	Member Supervisory Board	3/31/2003
/s/ Rijnhard W.F. van Tets Jhr. drs. Rijnhard W. F. van Tets	Member Supervisory Board	3/31/2003
/s/ Harrie L.J. Noy ir. Harrie L. J. Noy	Chairman Executive Board	3/31/2003
/s/ Steven B. Blake Steven B. Blake, M.Sc.	Member Executive Board	3/31/2003
/s/ C. Michiel Jaski ir. C. Michiel Jaski	Member Executive Board	3/31/2003
/s/ Jan Zijlstra ir. Jan Zijlstra	Member Executive Board	3/31/2003

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Authorized Representative in the United States:

Arcadis G&M, Inc.

By:	/s/ Joe A. Hastey Joe A. Hastey, CEO	3/31/2003 (Date)
Attest:	/s/ Steven J. Niparko Steven J. Niparko, Esq., Secretary	3/31/2003 (Date)

EXHIBIT INDEX

Exhibit Number		Sequentially Numbered Page
4.1	The Arcadis G&M, Inc. 2002 Officer Stock Purchase Plan	8
23.2	Consent of KPMG Accountants N. V.	16

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
EXHIBIT INDEX